EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of FGI Industries Ltd. on Form S-8 of our report dated March 26, 2024, with respect to our audits of the consolidated financial statements of FGI Industries Ltd. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in the Annual Report on Form 10-K of FGI Industries Ltd. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

Melville, NY

August 22, 2024